                                                                    EXHIBIT 3.36

                                TRW OVERSEAS INC.

                        AMENDED ARTICLES OF INCORPORATION

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                          As Amended February 25, 1987

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                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                                TRW OVERSEAS INC.

         First: The name of the Corporation shall be TRW Overseas Inc.

         Second: The principal office of the Corporation shall be located in
Lyndhurst, Cuyahoga County, Ohio.

         Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of the State of Ohio.

         Fourth: The number of shares which the Corporation is authorized to have outstanding is one hundred (100 shares) of Common Stock of the par value of
$10 each.

         Fifth: The amount of stated capital with which the Corporation will begin business is One Thousand Dollars ($1,000).

         Sixth: No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.

         Seventh: The Corporation may from time to time, pursuant to authorization by the Directors of the Corporation and without action by the shareholders of the Corporation, purchase or otherwise acquire shares of the
Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors of the Corporation shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of such purchase or acquisition.

         Eighth: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

         Ninth: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized

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under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the
Corporation and shall be binding not only upon the Corporation but also upon every shareholder of the Corporation.

         Tenth: These Amended Articles of Incorporation shall supersede and take the place of the heretofore existing Articles of Incorporation of the
Corporation and all amendments thereto.